Exhibit 3.2 (b)

                                   RESOLUTIONS


         I, the undersigned Secretary of FirstBank NW Corp, do hereby certify that the following resolution was adopted by unanimous vote of the Board of Directors at a meeting of said Board held on the 23rd day of May, 2002, a quorum being present.

         WHEREAS, the Board of Directors has determined that it would be beneficial to allow shareholders to vote their shares electronically at shareholder meetings in order to provide the opportunity for increased shareholder participation and to reduce postage and mailing costs; now, therefore, be it

         RESOLVED, that Article II, Section 9 of the Bylaws of the Company be revised as follows:

               SECTION 9. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney in fact, however, electronic transmission of proxies is allowed to the full extent permitted by Washington law. Proxies solicited on behalf of management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. All proxies shall be filed with the secretary of the corporation before or at the commencement of meetings. No proxy may be effectively revoked until notice in writing of such revocation has been given to the secretary of the corporation by the shareholder (or his duly authorized attorney in fact, as the case may be) granting the proxy. No proxy shall be valid after eleven months from the date of its execution unless it is coupled with an interest.

         I, the undersigned Secretary of FirstBank NW Corp, do hereby certify that the above resolution was adopted by unanimous vote of the Board of Directors of the Company.

Date:  May 23, 2002